Exhibit 99.1

Vaxart Appoints Seasoned Biotech Executive Kevin Finney to Board of Directors

Mr. Finney brings 35 years of leadership, operations and corporate development experience

SOUTH SAN FRANCISCO, Calif., January 28, 2025 -- Vaxart, Inc. (Nasdaq: VXRT) (the “Company” or “Vaxart”) today announced the appointment of Kevin Finney to the Company’s Board of Directors, effective today. Mr. Finney is a seasoned healthcare executive and experienced board member who brings decades of industry leadership experience and operational expertise.

Mr. Finney will serve as a member of the Audit and Nominating and Governance Committees of the Board.

“Kevin adds a wealth of healthcare industry experience spanning executive leadership, governance, operations, and corporate development to the Board. His broad expertise will be an important asset as we execute on our strategy and focus on achieving our milestones in a timely manner,” said Steven Lo, Vaxart’s Chief Executive Officer. “We welcome Kevin to the Vaxart Board and look forward to his contributions.”

“I am excited to join Vaxart's Board as the Company continues to make major strides in advancing its oral vaccine platform technology,” said Mr. Finney. “I believe that Vaxart’s unique approach to vaccine development holds great promise for global public health particularly given the persistent challenges posed by various infectious diseases.”

The Company also announced that Robert A. Yedid has stepped down from the Board of Directors, effective today.

“On behalf of Vaxart and its Board, I would like to thank Bob for his years of service and contributions to our Company,” said Vaxart Board Chairman, Dr. Michael J. Finney.

About Kevin Finney

Mr. Finney is an experienced biotech executive and director who has held numerous leadership roles in the healthcare industry, leading companies from early stages of development through commercialization.

Mr. Finney currently serves as President and Chief Executive Officer of Autobahn Therapeutics and Chairman of its Board of Directors since 2019.

Prior to joining Autobahn, Mr. Finney served as President, Chief Operating Officer, and a Director of Abide Therapeutics through the company’s acquisition by Lundbeck in 2019. Prior to this, Mr. Finney founded and served as the Chief Operating Officer of Zavante Therapeutics through the company’s acquisition by Nabriva Therapeutics in 2018. Mr. Finney previously spent a decade as Head of World-Wide Corporate Development at Allergan, Inc.

Prior to Allergan, Mr. Finney held executive management roles at Prometheus Laboratories, Inc. (now Nestle Health Science), Amylin Pharmaceuticals, Inc. (now Bristol-Myers Squibb) and the Parke-Davis division of Warner-Lambert (now Pfizer). In addition to his role at Autobahn, Mr. Finney serves on the board of Eirion Therapeutics, and previously served on the boards of Elsie Biotechnologies (now GSK), Taris Biomedical (now J&J) and Anterios (now Allergan).

Mr. Finney holds an MBA from the George L. Graziado School of Business, Pepperdine University, and a B.A. in exercise physiology from California State University Long Beach.

Kevin Finney and Vaxart Board Chairman Dr. Michael J. Finney are not related.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart's ability to develop and commercialize its product candidates; Vaxart's expectations regarding clinical results and trial data; and the timing of the conduct of such trials and of receiving and reporting such clinical results and trial data. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart's product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart's product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart's or its partners' control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart's capital resources may be inadequate; Vaxart's ability to resolve pending legal matters; Vaxart's ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact

Vaxart Media and Investor Relations:

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481